EXHIBIT 2


EARNINGS PER SHARE - LAST FIVE FISCAL YEARS

The following table presents basic and diluted earnings per share as of the end of each of the last five fiscal years restated to comply with Statement of Financial Accounting Standards No.128, Earnings per Share:


                                   February 1,      February 3,       January 28,          January 29,           January 30,
In thousands, except per              1997             1996               1995                1994                   1993
share data
-------------------------------    ------------    --------------    ---------------     ----------------      -----------------

Net earnings                          $287,221          $316,809           $345,184             $247,090               $207,466
Basic EPS                                $0.98             $1.08              $1.21                $0.87                  $0.74
Diluted EPS                              $0.98             $1.08              $1.17                $0.85                  $0.72
Basic average shares                   291,776           293,887            285,534              284,403                280,626
Diluted average shares                 292,651           294,465            301,889              301,190                297,879



EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the last three fiscal years:


                                                                             February 1,     February 3, January 28,
                                                                                1997           1996        1995
Numerator:
         Numerator for basic earnings per share -
           income available to common                                       $287,221        $316,809       $345,184
                                                                            ========        ========       ========

         Effect of dilutive securities - Convertible debentures                    -               -          7,612
                                                                            --------        --------       --------
         Numerator for diluted earnings per share -
           income available to common stockholders                          $287,221        $316,809       $352,796
                                                                            ========        ========       ========

Denominator:
         Denominator for basic earnings per share -
           weighted-average shares                                           291,776         293,887        285,534

         Effect of dilutive securities:
              Employee stock options                                             875             578            800
              Convertible debentures                                               -               -         15,555
                                                                            --------        --------       --------
         Dilutive potential common shares                                        875             578         16,355

         Denominator for diluted earnings
              per share - adjusted weighted-average
              shares and assumed conversions                                 292,651         294,465        301,889
                                                                            ========        ========       ========

Basic Earnings Per Share                                                       $0.98           $1.08          $1.21
                                                                            ========        ========       ========

Diluted Earnings Per Share                                                     $0.98           $1.08          $1.17
                                                                            ========        ========       ========